EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Vector Group Ltd. of our report dated March 4, 2015, except for Note 1B, as to which date is March 8, 2016, relating to the financial statements and financial statement schedule of Vector Tobacco, Inc., which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Raleigh, North Carolina
June 1, 2016